[USANA LOGO]


                           3838 West Parkway Boulevard
                         Salt Lake City, Utah 84120-6336
                                 (801) 954-7100

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                        TO BE HELD MAY 24, 2000

To the Shareholders:

     Notice is hereby given that the Annual Meeting of the Shareholders of USANA, Inc. will be held at the Hilton Hotel, 150 West 500 South, Salt Lake City, Utah on Wednesday, May 24, 2000, at 10:00 a.m., Mountain Time, for the following purposes:

     1. To elect five directors to serve for one year each, until the next Annual Meeting of Shareholders and until a successor is elected and shall qualify;

     2. To approve the Board of Directors' selection of Grant Thornton LLP as the Company's independent public accountants;

     3. To approve an amendment to the Company's Articles of Incorporation increasing the par value of the Company's common stock from no par to $.001 par value per share; and

     4. To consider and act upon any other matters that properly may come before the meeting or any adjournment thereof.

     The Company's Board of Directors has fixed the close of business on April 12, 2000, as the record date for the determination of shareholders having the right to receive notice of, and to vote at, the Annual Meeting of Shareholders and any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Company at 3838 West Parkway Boulevard, Salt Lake City, Utah, during the ten days prior to the meeting.

     You are requested to date, sign and promptly return the enclosed proxy card. This proxy is solicited by the Board of Directors of the Company and will be voted as indicated in the proxy card and the accompanying proxy statement. Your vote is important. Please sign and date the proxy card and return it in the enclosed return envelope whether or not you expect to attend the meeting. The return envelope requires no postage if mailed in the United States. If mailed elsewhere, appropriate postage must be affixed. Giving your proxy as requested by the Board will not affect your right to vote in person should you decide to attend the Annual Meeting. Your proxy is revocable at any time before the meeting.

                                             By Order of the Board of Directors,

                                             /s/ Myron W. Wentz
                                             -----------------------------------
                                             Myron W. Wentz, Ph.D., Chairman

Salt Lake City, Utah
April 21, 2000

                                  [USANA LOGO]


                           3838 West Parkway Boulevard
                         Salt Lake City, Utah 84120-6336
                                 (801) 954-7100

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     The enclosed proxy is solicited by the Board of Directors of USANA, Inc. ("USANA" or the "Company") for use in voting at the Annual Meeting of Shareholders to be held at the Hilton Hotel, 150 West 500 South, Salt Lake City, Utah on Wednesday, May 24, 2000, at 10:00 a.m., Mountain Time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice.

     When properly dated, executed and returned, the proxy and the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the shareholder completing the proxy. If no specific instructions are given, the shares will be voted:

     |X|  FOR the election of the nominees for directors set forth herein, and

     |X| FOR ratification of the selection of Grant Thornton LLP as the independent public accountants

     |X| FOR the adoption of the amendment to the Articles of Incorporation to increase the par value of the Company's common stock

     A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the Annual Meeting, by giving written notice to the Company's Secretary prior to the Annual Meeting or by giving a later dated proxy.

     The presence at the meeting, in person or by proxy, of shareholders holding in the aggregate a majority of the outstanding shares of the Company's common stock entitled to vote shall constitute a quorum for the transaction of business. The Company does not have cumulative voting for directors. A plurality of the votes properly cast for the election of directors at the meeting by the shareholders in person or by proxy will elect directors to office. A majority of votes properly cast upon any question presented for consideration and shareholder action at the meeting, other than the election of directors, shall decide the question. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other questions and accordingly will have no effect. Votes cast by shareholders who attend and vote in person or by proxy at the Annual Meeting will be counted by inspectors to be appointed by the Company.

     The close of business on April 12, 2000 has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Each share shall be entitled to one vote on all matters. As of the record date, there were 9,796,037 shares of common stock outstanding and entitled to vote at the Meeting. For a description of the principal shareholders of the Company, see "Voting Securities and Principal Holders Thereof" below.

       This Proxy Statement and the enclosed Proxy are being furnished to shareholders on or about April 21, 2000.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors shall be determined from time to time by the shareholders or the Board of Directors, but that there shall be no less than three. Five directors will be elected at the Annual Meeting. Each director elected at the Annual Meeting will hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified. Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees named below. If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the size of the Board may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees for director will be unwilling or unable to serve if elected.

       The Board of Directors recommends a vote FO each nominee director.

 Directors and Executive Officers

     The nominees for the Board of Directors in 2000 are Myron W. Wentz, Ph.D., Ronald S. Poelman, Robert Anciaux, Denis E. Waitley, Ph.D. and David A. Wentz. All of these nominees, with the exception of Dr. Waitley, currently serve as members of the Company's Board of Directors. The following information is furnished with respect to the current directors and the nominees. Stock ownership information is shown under the heading "Voting Securities and Principal Holders Thereof" and is based upon information furnished by the respective nominees.

     Myron W. Wentz, Ph.D., 59, founded the Company in 1992 and has served as the President, Chief Executive Officer and Chairman of the Board of the Company since its inception. In 1974, Dr. Wentz founded Gull Laboratories, Inc., a developer and manufacturer of medical diagnostic test kits and the former parent of USANA. Dr. Wentz served as Chairman of Gull from 1974 until 1998. Dr. Wentz is also the Chairman of Wentz Clinic, Inc., which owns and operates the Wentz Wellness Center for Women in Atlanta, Georgia, and has served in that position since 1998. In 1998, Dr. Wentz founded Sanoviv, S.A. de C.V. ("Sanoviv"), a health center located near Rosarito, Mexico. Dr. Wentz is the Sole Administrator of Sanoviv, which is owned in equal shares by Dr. Wentz and his son, David A. Wentz, a director and executive officer of the Company. From 1969 to 1973, Dr. Wentz served as Director of Microbiology for Methodist Medical Center, Proctor Community Hospital, and Pekin Memorial Hospital, all of which are located in Peoria, Illinois. Dr. Wentz received a B.S. in Biology from North Central College, Naperville, Illinois, a M.S. in Microbiology from the University of North Dakota, and a Ph.D. in Microbiology with an emphasis in Immunology from the University of Utah.

     Ronald S. Poelman, 46, has served as a director of the Company since 1995. Since 1994, he has been a partner in the Salt Lake City, Utah law firm of Jones, Waldo, Holbrook & McDonough, where he is head of the Corporate Finance Group. From 1990 to 1993, Mr. Poelman was a stockholder of the Salt Lake City law firm of Parsons, Behle & Latimer. Mr. Poelman received a B.A. in English from Brigham Young University and a J.D. from the University of California, Berkeley.

     Robert Anciaux, 54, has served as a director of the Company since July 1996. Since 1990, he has been the Managing Director of Societe d'Etudes et Investissements, a consulting and investment management firm in Brussels, Belgium. From 1982 to 1990, Mr. Anciaux was self-employed as a venture capitalist in Europe, investing in various commercial, industrial and real estate venture companies. In some of these privately held companies Mr. Anciaux also serves as a director. Mr. Anciaux received an Ingenieur Commercial degree from Ecole de Commerce Solvay Universite Libre de Bruxelles.

     David A. Wentz, 29, joined the Company as a part-time employee in 1992. He has been a full-time employee of the Company since March 1994 and a member of the Company's Board of Directors since 1993. Mr. Wentz has served as the Senior Vice President of Strategic Development since June 1999. He served as the Vice President of Strategic Development from August 1996 to June 1999. From March 1994 to January 1996, he served as Executive Vice President of the Company. During the period from 1992 through January 1, 2000, Mr. Wentz took one six-month and one one-month leave of absence. Mr. Wentz received a B.S. degree in Bioengineering from the University of California, San Diego. Mr. Wentz is the son of Myron W. Wentz.

     Ned M. Weinshenker, Ph.D., 57, served as a director of the Company from June 1998. He will not stand for election at the Annual Meeting. Since 1998, Dr. Weinshenker has been a principal and president of Churchill Oaks Consulting, providing consulting services and assistance to pharmaceutical and biotechnology companies. From 1992 until 1998, he was the President and CEO of IOMED, Inc., which develops, manufactures and commercializes controllable drug delivery systems using iontophoretic technology. Before joining IOMED, Dr. Weinshenker's experience included serving in executive management positions with various entities, including MBW Management, a venture capital firm, Dynapol, Inc., a chemical technology company, Alza, a drug delivery company, and Seqquus, Inc., a drug delivery company. Dr. Weinshenker also serves on the Board of Directors of CyDex, Inc., a drug delivery company. Dr. Weinshenker received a B.S. degree in Chemistry from the Polytechnic Institute of Brooklyn and a Ph.D. in Organic Chemistry from the Massachusetts Institute of Technology. Dr. Weinshenker also spent a year at Harvard University as a National Institutes of Health Postdoctoral Fellow.

     Denis E. Waitley, Ph.D., 66, is a nominee for director. Dr. Waitley has served as a consultant to and a spokesperson for the Company since September 1996. Since 1980, Dr. Waitley has been President of the Waitley Institute, a corporate leadership training firm he founded to provide professional and personal development skills for business executives. Dr. Waitley also serves as President of International Learning Technologies, Inc., a company he founded in 1989 that produces educational audio/visual materials for companies and individuals. During the 1980's, Dr. Waitley served as Chairman of Psychology for the U.S. Olympic Committee's Sports' Medicine Council, responsible for the performance enhancement of all American Olympic athletes. He is the author of several national best selling non-fiction books and audio programs on personal excellence. Dr. Waitley received a B.S. from the U.S. Naval Academy at Annapolis, an M.A. in Organizational Development from the Naval Post Graduate School in Monterrey, California and a Ph.D. in Human Behavior from La Jolla University.

Board of Directors Meetings, Committees and Compensation

     The Board of Directors has established an Executive Committee and an Audit Committee. Subject to certain restrictions, the Executive Committee possesses and exercises the powers of the Board of Directors during the intervals between regular meetings of the Board. Among other things, the Executive Committee is responsible for and reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation and benefit plans for management of the Company and administers the Company's Distributor Stock Purchase Plan. The members of the Company's Executive Committee are Dr. Myron Wentz, David A. Wentz and Ronald S. Poelman. The Audit Committee has adopted a written charter. Under its charter, the Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results, and oversees the engagement of the Company's independent auditors. The members of the Company's Audit Committee are Ronald S. Poelman and Robert Anciaux. The Company's Bylaws provide that each member of the Board of Directors holds office until the next annual meeting of stockholders and until a successor has been duly elected and qualified.

     Until 1998, all directors except Myron W. Wentz received an initial grant of options to purchase 125,000 shares of common stock pursuant to the 1995 Directors' Stock Option Plan ("Directors' Plan"). The options vested at the rate of 25,000 shares per year for five years, so long as the recipient remained a director of the Company. The exercise price of the options was the fair market price of the Company's common stock on the date of grant, determined as provided in the Directors' Plan. Except for the grant of options under the Directors' Plan and a $1,000 fee paid to Dr. Weinshenker for each Board meeting, the

Company's directors do not receive a fee or other compensation for their service on the Board or for participating in meetings of the Board or Committees of the Board, whether in person or by telephone. The Company has a policy of reimbursing directors for their out-of-pocket expenses incurred in connection with their services as directors. In June 1998, the Board of Directors adopted and the stockholders approved the combination of the Directors' Plan with the Company's Incentive and Stock Option Plan into the Amended and Restated Stock Incentive and Option Plan ("Stock Option Plan"). New directors elected commencing in June 1998 receive options granted under the Stock Option Plan as determined by the Executive Committee.

Executive Officers

         The executive officers of the Company are as follows:

Name                                                    Position

Myron W. Wentz, Ph.D.        President, Chief Executive Officer, and Chairman of
                             the Board
Gilbert A. Fuller            Senior Vice President and Chief Financial Officer
Dallin A. Larsen             Senior Vice President of Sales
John B. McCandless IV        Senior Vice President and Chief Operating Officer
David A. Wentz               Senior Vice President of Strategic Development




     Biographical information for Myron W. Wentz and David A. Wentz is included in the discussion concerning the nominees for director, above. The following information is provided regarding the other executive officers of the Company:

     Gilbert A. Fuller, 59, joined the Company in May 1996 as the Vice President of Finance. Mr. Fuller served in this role from May 1996 to June 1999, when he was appointed Senior Vice President. Mr. Fuller has been the Company's Chief Financial Officer since October 1997. From January 1994 to May 1996, Mr. Fuller was the Executive Vice President of Winder Dairy, Inc., a regional commercial dairy operation. From May 1991 through October 1993, Mr. Fuller was Chief Administrative Officer and Treasurer of Melaleuca, Inc., a manufacturer and network marketer of personal care products. From July 1984 through January 1991, Mr. Fuller was the Vice President and Treasurer of Norton Company, a multinational manufacturer of ceramics and abrasives. Mr. Fuller is a Certified Public Accountant and received a BS in Accounting and an MBA from the University of Utah.

     Dallin A. Larsen, 40, helped form the Company in July 1992 and served as Vice President of Sales from inception to June 1999, when he was appointed Senior Vice President of Sales. Mr. Larsen was directly responsible for developing USANA's associate compensation plan, which he began working on in March 1992, prior to the Company's spin-off from Gull Laboratories, Inc. From January 1990 to March 1992, Mr. Larsen was Vice President of Sales of Natural Solutions (formerly Gentle Earth), a network marketing company that sells household cleaning products. Mr. Larsen received a B.S. in Finance from Brigham Young University.

     John B. McCandless IV, 52, joined the Company in October 1995 as the Director of Scientific Operations and served as the Company's Vice President of Operations from June 1996 to June 1999, when he was appointed Senior Vice President. Mr. McCandless has been the Company's Chief Operating Officer since October 1997. From October 1995 to June 1996, he was the Director of Scientific Operations of the Company. From January 1994 to October 1995, he was a consultant with Apogee Strategic Services. From September 1987 to December 1993, Mr. McCandless was the President of Utah Biomedical Testing Laboratory, where he supervised that company's business of contract research and scientific testing. He also served in managerial positions in toxicology at both Atlantic Richfield Company and Biodynamics, Inc. Mr. McCandless received a B.A. in Zoology from the University of California, Santa Barbara, an M.S. in Pathology from the University of Utah, and M.A. and M.B.A. degrees from The Claremont Graduate School in California.

Executive Compensation

     The following  table  summarizes the  compensation  of the Chief  Executive
Officer of the Company and the Company's four most highly paid executive officers other than the Chief Executive Officer (collectively the "Named Executive Officers") and the amounts earned by each of them during the past three fiscal years:

                           Summary Compensation Table

                                                                                                                   Long-Term
                                                                Annual Compensation                               Compensation
                                                   -------------------------------------------------------    ---------------------
                                                                                            Other Annual
                                                                                            Compensation      Securities Underlying
                Position                  Year         Salary ($)          Bonus (1)           ($)(2)         Options / SARs (#) (3
----------------------------------     ---------   ---------------      --------------     ---------------    ---------------------
Myron W. Wentz, PhD (4)                  1997        $       -            $      -            $        -                   0/0
CEO / President                          1998        $       -            $      -            $        -                   0/0
                                         1999        $       -            $      -            $        -                   0/0

Gilbert A. Fuller                        1997        $ 117,885            $      -            $    5,447              160,000/0 (5)
Senior Vice President and                1998        $ 148,269            $      -            $  137,697                   0/0
Chief Financial Officer                  1999        $ 147,866            $ 25,478            $    9,726                   0/0

Dallin A. Larsen                         1997        $ 150,031            $      -            $  212,168                   0/0
Senior Vice President of Sales           1998        $ 166,154            $      -            $  425,350                   0/0
                                         1999        $ 170,769            $ 25,478            $   11,916                   0/0

John B. McCandless IV                    1997        $ 108,669            $      -            $    4,873                   0/0
Senior Vice President and                1998        $ 127,154            $      -            $    5,129                   0/0
Chief Operating Officer                  1999        $ 133,725            $ 25,478            $   52,636                   0/0

David A. Wentz                           1997         $ 85,769            $      -            $  135,553                   0/0
Senior Vice President of Strategic       1998         $ 98,679            $      -            $   38,776               60,000/0 (6)
Development                              1999         $ 81,978            $ 25,478            $  129,312                   0/0

------------------------------------------------------------------------------------------------------------------------------------


     (1) Bonuses were paid to the Named Executives Officers in 1999 based upon the results of operations in 1998.

     (2) Includes the approximate value of executive's use of a Company-owned car, the Company's matching contribution to executive's 401(k) plan, and gain realized upon the exercise of stock options.

     (3) Shares subject to issuance upon exercise of options granted under a compensation plan.

     (4) Dr. Wentz does not take any compensation for services provided to the Company.

     (5)  Reflects repricing of options granted in prior year.

     (6) These options were issued to Mr. Wentz in his capacity as a vice president of the Company.

Stock Option Grants in Fiscal 1999

     There were no stock option grants to either the Chief Executive Officer or the Named Executive Officers during the fiscal year ended January 1, 2000.

Aggregated Option Exercises and Fiscal Year-end Option Value

     The following table sets forth information with respect to the exercise of stock options by the Company's Chief Executive Officer and Named Executive Officers during the fiscal year ended January 1, 2000, as well as the aggregate number and value of unexercised options held by all Named Executive Officers as of such date.

                 Aggregated Option Exercises in Last Fiscal Year
                        And Fiscal Year-End Option Values

                                                                    Number of Securities
                                                                        Underlying                 Valuerof Unexercised
                                                                     Unexercised Options          In-the-Money Options /
                             Shares                                    At 1/1/2000 (#)              SARs At 1/1/200 ($)
                           Acquired on     ValueeRealized               Exercisable /                  Exercisable /
         Name              Exercise (#)         ($)                     Unexercisable                 Unexercisable
-----------------------   -------------   -------------------       ----------------------      ----------------------------
Gilbert A. Fuller                    -         $         -            76,000 / 64,000               $      0 / $      0 (1)

Dallin A. Larsen                     -         $         -            40,000 / 120,000              $139,000 / $417,000

John B. McCandless IV           20,000         $    44,250           140,000 / 40,000               $ 21,000 / $  6,000

David A. Wentz                  22,000         $   122,518            37,000 / 73,000               $ 86,875 / $ 86,875 (2)

----------------------------------------------------------------------------------------------------------------------------


(1) Options totaling 140,000 had an exercise price in excess of the market price at 1/1/2000.
(2) Options totaling 60,000 had an exercise price in excess of the market price at 1/1/2000.


Long-term Incentive Plans ("LTIP's")

     The Company did not make any awards under any LTIP during the fiscal year ended January 1, 2000.

Compensation Plans

     At the Annual Meeting of Shareholders in 1998, the Company's shareholders approved the combination of the Company's 1995 Long-term Stock Investment and Incentive Plan and the Directors' Plan, into the Amended and Restated Plan. The total number of shares of common stock that may be issued upon exercise of awards granted under the plan is 4,000,000 shares. As of January 1, 2000, a total of 1,457,000 shares were available under the plan.

     Employees, officers and directors of the Company and its subsidiaries, as well as consultants and other persons who contribute to the business of the Company may participate as selected at the discretion of the committee administering the plan ("Committee"). At this time, the Executive Committee of the Board is the Committee that administers the plan. The Committee has broad authority to select persons to receive awards under the plan and to establish the terms and conditions applicable to the exercise of such awards and the duration of the awards.

Employment Contracts and Other Arrangements

     The Company has an employment agreement with Gilbert A. Fuller, Senior Vice President and Chief Financial Officer of the Company. The term of the agreement runs through May 31, 2000. In addition to matters involving Mr. Fuller's compensation, the agreement contains covenants concerning non-competition and confidentiality, termination with or without cause and, in the case of the latter, payment of a severance based on the remaining term of the agreement. Mr. Fuller is also entitled to receive the benefits customarily afforded to executives of the Company, including participating in retirement and other plans.

Compensation Committee Report on Executive Compensation

[Preliminary Note: Notwithstanding anything to the contrary set forth in any of the previous filings made by the Company under the Securities Act or the 1934 Act that might incorporate future filings, including, but not limited to, the Company's Annual Report on Form 10-K for the year ended January 1, 2000, in whole or in part, the following Executive Compensation Report and the Stock Performance Graph appearing herein shall not be deemed to be incorporated by reference into any such future filings.]

     This Compensation Report discusses the Company's compensation policies and the basis for the compensation paid to its executive officers (including the Named Executive Officers), during the year ended January 1, 2000.

Compensation Policy

     The Committee's policy with respect to executive compensation has been designed to:

     o Adequately and fairly compensate executive officers in relation to their responsibilities, capabilities and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size or within the Company's industry;

     o Reward executive officers for the achievement of key operating objectives and for the enhancement of the long-term value of the Company; and

     o Align the interests of the executive officers with those of the Company's shareholders.

     The components of compensation paid to executive officers consist of: (a) base salary, (b) incentive compensation in the form of stock options awarded by the Company under the Company's Stock Option Plan and (c) certain other benefits. In 1998, the Committee adopted a cash bonus program as an additional component of executive compensation. A similar bonus program will be adopted in 2000. The Executive Committee of the Board of Directors functions as the Compensation Committee and is responsible for reviewing and approving all compensation paid by the Company to its executive officers and members of the Company's senior management team.

Components of Compensation

     The primary components of compensation paid by the Company to its executive officers and senior management personnel, and the relationship of these components of compensation to the Company's performance, are discussed below:

     |X| Base Salary. The Compensation Committee periodically reviews and approves the base salary paid by the Company to its executive officers and members of the senior management team. Adjustments to base salaries are determined based upon a number of factors, including the Company's performance (to the extent such performance can fairly be attributed or related to each executive's performance), as well as the nature of each executive's responsibilities, capabilities and contributions. In addition, the Compensation Committee periodically reviews the base salaries of its senior management personnel in an attempt to ascertain whether those salaries fairly reflect job responsibilities and prevailing market conditions and rates of pay. The Compensation Committee believes that base salaries for the Company's executive officers have historically been reasonable, when considered together with other elements of compensation (such as stock options and the bonus plans) in relation to the Company's size and performance and in comparison with the compensation paid by similarly sized companies or companies within the Company's industry.

     |X| Incentive Compensation. As discussed above, a substantial portion of each executive officer's compensation package is in the form of incentive compensation designed to reward the achievement of key operating objectives and long-term increases in shareholder value. The Compensation Committee believes that the stock options granted under the Stock Option Plan reward executive officers only to the extent that shareholders have benefited from increases in the value of the Company's common stock.

     |X| Other Benefits. The Company maintains certain other plans and arrangements for the benefit of its executive officers and members of senior management. The Company believes these benefits are reasonable in relation to the executive compensation practices of other similarly sized companies or companies within the Company's industry.

Compensation of the Chief Executive Officer

     Myron W. Wentz has served as the Chief Executive Officer of the Company since its inception. Dr. Wentz does not receive any compensation from the Company for his services and he has in the past declined to accept any options or other awards under any stock option or stock incentive plan that he might otherwise have been entitled to receive as an executive officer or director of the Company.

Conclusion

     The Compensation Committee believes that its policies further the shareholders' interests because a significant part of executive compensation is based upon the Company achieving its financial and other goals and objectives. At the same time, the Compensation Committee believes that its policies encourage responsible management of the Company in the short-term. The Compensation Committee regularly considers executive compensation issues so that its practices are as effective as possible in furthering shareholder interests.

     The Compensation Committee bases its review on the experience of its own members, on information requested from management personnel, and on discussions with and information compiled by various independent consultants retained by the Company.

                                                         Respectfully submitted,

                                                         Compensation Committee:

                                                         Myron W. Wentz, Ph.D.
                                                         Ronald S. Poelman
                                                         David A. Wentz

Stock Performance Graph

     The following graph compares the yearly cumulative total returns from the Company's common stock, the Total Return Index for the Nasdaq Stock Market, and ten companies selected in good faith by the Company from the Company's industry (the "Peer Group"). Each of the companies included in the Peer Group markets or manufactures products similar to the Company's products or markets its products through a similar marketing channel. The Peer Group is comprised of the following companies: Rexall Sundown, Inc., Amway Asia Pacific Ltd., NBTY, Inc., Nature's Sunshine Products, Inc., Avon Products, Inc., Herbalife International, Inc., Natural Alternatives International, Inc., Celestial Seasonings, Inc., Perrigo Company and Reliv International, Inc.

     The composition of the Company's Peer Group, as described above, has been changed from the peer group used by the Company in its previous filing with the Securities and Exchange Commission. General Nutrition Companies, Inc. has been dropped because it has been acquired, and Perrigo Company has been added. Had Perrigo Company been omitted from the above Peer Group, the performance graph would have shown it to have attained a total return for the period of $200, as compared to $187 attained with the current Peer Group.

     The Company's shares commenced trading in May 1993. The graph assumes an investment on December 30, 1994 of $100 and reinvestment of all dividends into additional shares of the same class of equity, if applicable to the stock or index.

                        [PERFORMANCE GRAPH APPEARS HERE]

       COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG USANA, INC., TOTAL
            RETURN INDEX FOR THE NASDAQ STOCK MARKET AND PEER GROUP

            Measurement
               Period         USANA, Inc.        NASDAQ Index       Peer Group
           -------------     -------------     ----------------    -------------

            Dec 30, 1994      $     100           $     100         $     100
               Dec 95         $     950           $     141         $     132
               Dec 96         $   1,800           $     174         $     198
               Dec 97         $   1,813           $     213         $     310
               Dec 98         $   2,025           $     300         $     232
               Dec 99         $   1,000           $     556         $     187

Voting Securities and Principal Holders Thereof

     The following table sets forth, as of March 21, 2000, the number of shares of the Company's common stock, no par value, owned by (1) each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding common stock, (2) by the executive officers and directors (including nominees for director) of the Company individually, and (3) by the executive officers and directors (nominees) of the Company as a group. Except as indicated in the footnotes below, each of the persons listed exercises sole voting and investment power over the shares of the Company's common stock listed for such person in the table. Unless otherwise indicated, the mailing address of the shareholder is the address of the Company, 3838 West Parkway Blvd., Salt Lake City, Utah 84120.

                       Name / Address                             Number of Shares (1)   Percent of Class (2)
--------------------------------------------------------------    --------------------   -----------------
5% Beneficial Owners

Gull Holdings, Ltd.                                                      4,648,882              47.00%
  4 Finch Road
  Douglas, Isle of Man

Directors (Nominees) and Executive Officers

Myron W. Wentz, Ph.D. (3)                                                4,648,882              47.00%
  President and Chief Executive Officer
  Chairman of the Board

Ronald S. Poelman, Director (4)                                            100,000               1.00%
  170 South Main Street, Suite 1500
  Salt Lake City, Utah 84101

Robert Anciaux, Director (5)                                                75,000                   *
  Societe d'Etude et D'Investissements
  Av Du Manoir 30
  1410 Waterloo, Belgium

Ned M. Weinshenker, Ph.D., Director (6)                                     14,000                   *
  2088 East Sierra Ridge Court
  Salt Lake City, Utah 84109

Denis E. Waitley, Ph.D. (7)                                                 48,000                   *
  14740 Caminito Barbuda
  Del Mar, California 92067

Gilbert A. Fuller (8)                                                       78,025                   *
  Senior Vice President and Chief Financial Officer

John B. McCandless IV (9)                                                  140,993               1.41%
  Senior Vice President and Chief Operating Officer

Dallin A. Larsen (10)                                                       82,086                   *
  Senior Vice President of Sales

David A. Wentz, Director and (11)                                          125,456               1.26%
  Senior Vice President of Strategic Development

Officers and Directors as a group (9 persons)                            5,312,442              50.61%

* Less than one percent. Officer and Director group total does not include duplicate entries.

[Footnotes on following pages.]

     (1) All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of the date of this Proxy Statement.

     (2)  Percentages rounded to nearest one-tenth of one percent.

     (3) All shares shown are held of record by Gull Holdings, Ltd., an Isle of Man company owned 100% by Myron W. Wentz. Because of his control of Gull Holdings, Dr. Wentz is deemed to be the beneficial owner of the shares owned of record by Gull Holdings.

     (4) All shares shown are issuable pursuant to exercise of stock options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement.

     (5) All shares shown are issuable pursuant to exercise of stock options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement.

     (6) All shares shown are issuable pursuant to exercise of stock options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement. Dr. Weinshenker will not stand for election at the Annual Meeting.

     (7) Dr. Waitley is a nominee for director. All shares shown are issuable pursuant to exercise of stock options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement.

     (8) Includes 76,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement, 800 shares held of record and 1,225 shares held in the executive's 401(k) account.

     (9) Includes 140,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement and 993 shares held in the executive's 401(k) account.

     (10) Includes 80,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement and 2,086 shares held in the executive's 401(k) account.

     (11) Includes 74,000 shares issuable pursuant to options which are presently exercisable or which become exercisable within 60 days of the date of this proxy statement, 50,000 shares held of record and 1,456 shares held in the executive's 401(k) account.

     The Company is not aware of any arrangements, including any pledge of the Company's securities, the operation of which may at a subsequent date result in a change in control of the Company. In February 2000, the Board of Directors approved a stock repurchase program under which the Company has stated that it may purchase up to 1,000,000 shares of common stock in the public market. As of March 21, 2000, the Company had purchased a total of 278,801 shares under this plan. If the maximum number of shares are repurchased under this program, the percentage ownership of the persons included in the table above would be as follows: Gull Holdings, Ltd. - 50.70%, Myron W. Wentz - 50.70%, Ronald S. Poelman - 1.08%, John B. McCandless IV - 1.51%, David A. Wentz - 1.36%, and all directors and officers as a group - 54.20%. Robert Anciaux, Denis E. Waitley, Gilbert A. Fuller and Dallin A. Larsen would each continue to own less than one percent.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are also required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all
Section 16(a) forms which they file.

     Based solely upon a review of the forms and amendments thereto furnished to the Company under Rule 16a-3(e) during the fiscal year ended January 1, 2000, and with respect to such year, as well as certain representations of the officers and directors specified by such rule, the Company believes that all reports required to be filed pursuant to Section 16(a) were filed. The filing of all such reports was timely, with the exception of a report of Gull Holdings Ltd. in connection with the repurchase of certain shares of common stock by the Company, which was filed one month late.

Certain Relationships and Related Transactions

     The Company's President, CEO and Chairman, Myron W. Wentz, is also the sole beneficial owner of the single largest shareholder of the Company, Gull Holdings, Ltd. Dr. Wentz has devoted much of his personal time, expertise and resources to a number of business and professional activities.

     The most significant activity outside USANA in which Dr. Wentz is involved is the operation of Sanoviv, which Dr. Wentz describes as a unique, fully integrated health and healing center. Sanoviv is located near Rosarito, Mexico, and is owned in equal shares by Myron W. Wentz and his son, David A. Wentz, an executive officer and director of the Company. Dr. Wentz is Sole Administrator of Sanoviv. The Company has from time to time advanced funds to pay expenses incurred by Dr. Wentz for Sanoviv and has provided certain services for Sanoviv. These expenses and the value of the services rendered by the Company totaled $445,000 in 1999 have been accrued and billed to Dr. Wentz for reimbursement. As of January 1, 2000, outstanding amounts totaling $41,000 were due to the Company. The Company has no commitment or obligation to continue to provide additional funding or support to Sanoviv.

     On September 21, 1999, the Company completed the repurchase of 2,650,000 shares of its common stock from Gull Holdings, Ltd. An earlier purchase of 300,000 shares was made on May 24, 1999, pursuant to an agreement entered into on April 28, 1999. The series of related transactions reduced the ownership of Gull Holdings, Ltd. from 58.2% to 45.7% as of January 1, 2000 of the issued and outstanding capital stock of the Company. Gull Holdings, Ltd. is an Isle of Man company owned and controlled by Myron W. Wentz, Ph.D., the founder, Chairman, President and CEO of the Company. The transactions were privately negotiated and approved by the independent directors of the Company. The aggregate purchase price of the 300,000 shares and the 2.65 million shares was $24,047,500.

     Several immediate family members of Dallin A. Larsen, Senior Vice President of Sales, are associates of the Company. In the fiscal year ended January 1, 2000, associate incentives paid to these members of Mr. Larsen's family as a group totaled $1,115,462, representing approximately 2% of total associate incentives paid by the Company for the year. Of this sum, the Company paid $775,379 to N.R.G. Group, an entity owned by a sister, brother and brother-in-law of Mr. Larsen, and $154,913 to JAMCO, Inc., owned by a brother of Mr. Larsen. In addition to associate incentives that were paid to members or Mr. Larsen's family during 1999, the Company employed Randy Larsen, one of Mr. Larsen's brothers, who was paid compensation of $100,441 during the year.

     Denis E. Waitley, Ph.D., director nominee, has served as a consultant to and spokesperson for the Company since September 1996. During 1999, the Company paid $151,218 to Dr. Waitley for consulting fees and royalties. The consulting contract between the Company and Dr. Waitley pays him $12,500 per month and expires in September 2001.

     During the last fiscal year, the Company paid associate incentives to an entity owned and controlled by Susan Waitley totaling $425,373. Susan Waitley is the former spouse of Dr. Waitley. Dr. Waitley has several immediate family members who also are associates of the Company. During the fiscal year ended January 1, 2000, associate incentives paid to these members of Dr. Waitley's family as a group totaled $216,760, representing approximately 0.4% of total associate incentives paid by the Company for the year. During1999, none of these members of Dr. Waitley's immediate family received more than $60,000 in associate incentives from the Company.

     There are no agreements or understandings between the Company and any of Mr. Larsen's or Dr. Waitley's family members pursuant to which anything more than the ordinary compensation otherwise payable under the associate compensation plan is paid to them or pursuant to which any other preferential treatment is afforded them. Neither Mr. Larsen nor Dr. Waitley receives any portion of the associate incentives paid to family members or their affiliates and neither of them has a beneficial ownership interest in any of these businesses.

             PROPOSAL 2 - APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company has selected Grant Thornton LLP as the independent public accountant to audit the financial statements of the Company and its subsidiaries for the fiscal year ending December 30, 2000. Grant Thornton LLP has served as the Company's independent public accountant since the fiscal year ended December 31, 1995.

     At the Annual Meeting, shareholders will be asked to ratify the selection by the Board of Directors of Grant Thornton LLP as the Company's independent accountant.

              The Board of Directors recommends a vote FOR approval
                         of the selection of auditors.

     Representatives of Grant Thornton LLP are expected to attend the 2000 Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to answer appropriate questions from shareholders.

     PROPOSAL 3 - AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE PAR
                             VALUE OF COMMON STOCK

     The Articles of Incorporation of the Company as currently in effect provide that the Company's common stock has no par value. The proposed amendment would increase the par value of the common stock to $.001 per share. The proposed amendment is intended to provide the Company with additional flexibility in expanding its operations into other states and jurisdictions. Several states, such as Nevada, base the corporate franchise taxes charged to foreign (non-Nevada) corporations authorized to conduct business in the state on the par value of the authorized capital stock of the corporation. If the corporation's articles of incorporation do not assign a par value or if the par value is zero, then the state imputes a par value of $1.00 per share for purposes of calculating the tax. The change of the Company's par value to $.001 per share from the current no par value would result in a significant annual savings if the Company were required or chose to seek authority to do business in Nevada or other states where the calculation of annual franchise or other taxes is based on par value. The change of the par value will not affect the ownership interests of the shareholders and is not expected to have any impact on the market value of the Company's shares. Other than the change in par value, the Articles of Incorporation will not be modified.

     The affirmative vote of a majority of the shares of common stock outstanding on the Record Date is required to approve Proposal 3. If the proposed amendment to the Articles of Incorporation is approved by the shareholders, the amendment will become effective upon filing an amendment to the Articles of Incorporation with the Department of Commerce, Division of

Corporations, State of Utah. If the amendment is authorized and the Articles of Incorporation are amended, the text of Article III of the Articles of Incorporation will be amended to read as follows:

     The aggregate number of shares the Corporation is authorized to issue shall be Fifty Million (50,000,000) shares of common stock. All such shares shall have a par value of $.001 per share and shall be offered and sold at such price and on such terms as the directors of the Corporation may, in their sole discretion and consistent with applicable laws, deem appropriate. Each share shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of shareholders or otherwise requiring the approval of the Corporation's shareholders. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. The capital stock of the Corporation shall be issued as fully paid and the private property of the shareholders shall not be liable for the debts, obligations or liabilities of the Corporation. Fully paid stock of this Corporation shall not be liable to any further call or assessment.

     The Board of Directors recommends a vote FOR approval of the Amendment to the Company's Articles of Incorporation.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors of the Company does not intend to present and has not been informed that any other person intends to present a matter for action at the 2000 Annual Meeting other than as set forth herein and in the Notice of Annual Meeting. If any other matter properly comes before the meeting, it is intended that the holders of proxies will act in accordance with their best judgment.

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally or by telephone, and, if deemed necessary, third party solicitation agents may be engaged by the Company to solicit proxies by means of telephone, facsimile or telegram, although no such third party has been engaged by the Company as of the date hereof. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of common stock held of record and will reimburse such persons for forwarding such material. The cost of this solicitation of proxies will be borne by the Company.

                                  ANNUAL REPORT

     A copy of the Company's 1999 Annual Report Summary to Shareholders and the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission are being mailed with this Proxy Statement, but are not deemed a part of the proxy soliciting material.

     Additional copies of the Company's Annual Report on Form 10-K (including financial statements and financial statements schedules) filed with the Securities and Exchange Commission may be obtained without charge by writing to the Company - Attention: Investor Relations, 3838 West Parkway Blvd., Salt Lake City, Utah 84120-6336. The reports and other filings of the Company also may be obtained from the Commission's on-line database, located at www.sec.gov.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by the shareholders at the Company's 2001 annual meeting and that the proposing shareholders desire to have included in the Company's proxy materials relating to the meeting must be received by the Company no later than December 20, 2000, which is 120 calendar days prior to the anniversary of this year's mailing date. All proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

     If a shareholder wishes to present a proposal at the annual meeting in 2001 and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the shareholder must give advance notice to the Company before the deadline for that meeting determined in accordance with the bylaws of the Company as described in the section captioned "Other Matters," above. If a shareholder gives notice of such a proposal after the bylaw deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting.

     Securities and Exchange Commission rules establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2001 annual meeting is March 6, 2001 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after this deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the Company's year 2001 annual meeting. Because the bylaw deadline above is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the bylaw deadline may occur after the discretionary vote deadline described above. In such a case, a proposal received after the discretionary vote deadline but before the bylaw deadline would be eligible to be presented at next year's annual meeting and the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the proxy statement relating to the meeting.

     The Company has not been notified by any shareholder of the shareholder's intent to present a shareholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any shareholder proposals received between the date of this proxy statement and the bylaw deadline for this year's Annual Meeting, which is April 30, 2000

     The enclosed Proxy is furnished for you to specify your choices with respect to the matters referred to in the accompanying notice and described in this Proxy Statement. If you wish to vote in accordance with the Board's recommendations, merely sign, date and return the Proxy in the enclosed envelope which requires no postage if mailed in the United States. A prompt return of your Proxy will be appreciated.

                                             By Order of the Board of Directors,

                                             /s/ Myron W. Wentz
                                             -----------------------------------
                                             Myron W. Wentz, Ph.D., Chairman


Salt Lake City, Utah
April 21, 2000

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Myron W. Wentz, Ph.D. and Gilbert A. Fuller and each of them as Proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of common stock of the Company held of record by the undersigned as of April 12, 2000, at the Annual Meeting of Shareholders to be held at the Hilton Hotel, 150 West 500 South, Salt Lake City, Utah on Wednesday, May 24, 2000, at 10:00 a.m., Mountain Time or at any adjournment thereof.

1.       Election of Directors.

         FOR           WITHHOLD AS TO ALL        FOR ALL EXCEPT
         / /                  / /                     / /

(INSTRUCTIONS: IF YOU MARK THE "FOR ALL EXCEPT" CATEGORY ABOVE, INDICATE THE NOMINEE(S) AS TO WHICH YOU DESIRE TO WITHHOLD AUTHORITY BY STRIKING A LINE THROUGH SUCH NOMINEE(S) NAME IN THE LIST BELOW:)

         Myron W. Wentz, Ph.D.     David A. Wentz              Ronald S. Poelman
         Robert Anciaux            Denis E. Waitley, Ph.D.

2. To approve and ratify the selection of Grant Thornton LLP as the Company's independent accountants.

         FOR                AGAINST                 ABSTAIN
         / /                  / /                     / /

3. To approve an amendment to the Articles of Incorporation of the Company to increase the par value of the common stock of the Company from no par to $.001 par value per share.

         FOR                AGAINST                 ABSTAIN
         / /                  / /                     / /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

DATE:
     ---------------                     ---------------------------------------
                                           Signature

                                         ---------------------------------------
                                           Signature of co-tenant holder, if any

PLEASE SIGN EXACTLY AS THE SHARES ARE ISSUED. WHEN CO-TENANTS HOLD SHARES, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. PLEASE DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.